As filed with the Securities and Exchange Commission on March 8, 2016
Registration No. 333-200617

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Post-Effective Amendment No. 2
to
FORM S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________
NorthStar/RXR New York Metro Real Estate, Inc.
(Exact name of registrant as specified in its governing instruments)

Daniel R. Gilbert
Co-Chairman, Chief Executive Officer and President
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________
Ronald J. Lieberman
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
Executive Vice President, General Counsel and Secretary
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________
With a copy to:
Judith D. Fryer, Esq.
Joseph A. Herz, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
______________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the
Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-200617
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
__________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-200617) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.

(b)	Exhibits:
23.1 Consent of Grant Thornton LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 8, 2016.

NorthStar/RXR New York Metro Real Estate, Inc.

By:	/s/ Daniel R. Gilbert
Daniel R. Gilbert
Co-Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on March 8, 2016.

Signature	Title

/s/ Daniel R. Gilbert	Co-Chairman, Chief Executive Officer and President
Daniel R. Gilbert	(Principal Executive Officer)

/s/ Frank V. Saracino	Chief Financial Officer and Treasurer
Frank V. Saracino	(Principal Financial Officer and
Principal Accounting Officer)

*
Scott H. Rechler	Co-Chairman and Director

*
Dianne Hurley	Director

*
Lawrence J. Waldman	Director

*
Winston W. Wilson	Director

/s/ Ronald J. Lieberman
Ronald J. Lieberman, *as attorney-in-fact